CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our audit report dated August 26, 2014, with respect to the consolidated balance sheets of GMFS, LLC as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, which report appears as Exhibit 99.1 to the Current Report on Form 8-K/A dated January 16, 2015.

/s/ Richey May & Co.
Englewood, Colorado
January 16, 2015